Two Array Invented MEK Inhibitors Showcased At ASCO

Selumetinib is the first drug ever to show significant benefit for patients with advanced uveal melanoma

MEK162 and LGX818 Combination Shows Promising Clinical Activity and Differentiated Safety in BRAF-Mutant Cancer

Six Phase 3 / Pivotal Trials with Array's MEK Inhibitors Expected to Initiate in 2013; One Trial Already Underway

BOULDER, Colo., June 3, 2013 /PRNewswire/ -- Two Array BioPharma-invented MEK inhibitors, selumetinib and MEK162, were showcased at the 49th annual meeting of the American Society of Clinical Oncology (ASCO). At the meeting, data presented by Memorial Sloan-Kettering Cancer Center on selumetinib showed it to be the first targeted therapy to demonstrate significant clinical benefit of more than doubling of progression free survival for patients with metastatic uveal melanoma. Additionally, preliminary data for the combination of MEK162 and Novartis compound LGX818 from a Phase 1b dose escalation study in patients with BRAF-mutant cancer conducted by Novartis indicates the compounds may be safely combined with favorable clinical activity.

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Array BioPharma Inc. (NASDAQ: ARRY) licensed worldwide rights to develop and commercialize selumetinib to AstraZeneca PLC in 2003 and licensed worldwide rights to develop and commercialize MEK162 to Novartis in 2010. Array retains significant economic rights to both drugs including double digit royalties on commercial sales and the potential for more than $500 million in milestone payments. Based on results from the uveal melanoma study, Memorial Sloan-Kettering has announced plans to initiate a 100-patient confirmatory, randomized trial with selumetinib. In addition, AstraZeneca announced plans to initiate a Phase 3 trial in KRAS-mutant non-small cell lung cancer in October 2013 and disclosed that they have already dosed first patient in their ASTRA thyroid cancer registration trial. Furthermore, based on Novartis's results from the BRAF-mutant cancer study, a Phase 3 trial combining MEK162 and LGX818 is expected to begin later in 2013. Additional Phase 3 studies are expected to begin with MEK162 in NRAS-mutant melanoma and in low-grade serous ovarian cancer in 2013.

Selumetinib in Uveal Melanoma

According to results published by Memorial Sloan Kettering Cancer Center, the uveal melanoma trial findings are potentially practice-changing for a historically "untreatable disease." Survival for these patients with advanced disease has held steady at only nine months to a year for decades.

Memorial Sloan Kettering researchers found that progression-free survival (PFS) in patients receiving selumetinib was nearly 16 weeks and 50 percent of these patients experienced tumor shrinkage, with 15 percent achieving major shrinkage. Patients receiving temozolomide, the current standard of care, achieved a PFS of seven weeks and no tumor shrinkage. Despite the study's cross-over design — the patients whose tumors progressed on temozolomide began taking selumetinib — there was a trend towards improved survival with selumetinib. Selumetinib was generally tolerable, with most side effects manageable with conservative supportive care or dose modification.

The Memorial Sloan Kettering team decided to test selumetinib because it blocks the MEK protein, a key component of the tumor-driving MAPK pathway. This pathway is activated by mutations in the Gnaq and Gna11 genes, which occur in more than 85 percent of uveal melanoma patients; 84 percent of patients in this trial had one of the mutations. According to Memorial Sloan Kettering, uveal melanoma does not respond to the drugs given to patients with melanoma on the skin; and, in fact, there is no drug approved specifically for treatment of the disease.

MEK162 and LGX818 in BRAF-mutant Cancer

The Phase 1b study with MEK162 and LGX818 showed in BRAF inhibitor naive melanoma patients a disease control rate (complete response, partial response or stable disease) of 100%, and an overall response rate (complete response or partial response) of 88%, including one complete response. In melanoma patients who had been previously treated with another BRAF inhibitor, the disease control rate was 64%. Also in the study, 33% of colorectal cancer patients and 100% of papillary thyroid cancer patients experienced disease control.

Preliminary data from the Phase 1b study also indicate that LGX818 and MEK162 may be safely combined at intended single-agent doses. Unlike other BRAF inhibitor / MEK inhibitor combinations, in this study there were no febrile (fever) or photosensitivity events and a low incidence of rash was reported to date. There were no signs of increased toxicity with the combination versus single agent therapy. In fact, the combination showed early signs that it may mitigate some of the on-target adverse events common with single BRAF inhibitor therapy, including cutaneous toxicities, myalgia, and arthralgia.

"The BRAF/MEK inhibitor doublet is rapidly establishing itself as the optimal targeted therapy of metastatic BRAF-mutant melanoma," said Richard Kefford, MB BS PhD, Professor of Medicine, Westmead Clinical School, Westmead Millennium Institute for Medical Research. "Preliminary data show that the combination of LGX818 with MEK162 may provide the benefits of additive efficacy with superior safety over single agent therapy with favorable pharmacokinetic and adverse events profiles."

BRAF mutations occur in cancers such as melanoma, thyroid, colorectal and ovarian. In particular, BRAF mutations occur in 50 to 60 percent of patients with melanoma. When melanoma is diagnosed early, it is generally a curable disease. However, when it spreads to other parts of the body, it is the deadliest and most aggressive form of skin cancer. A person with metastatic melanoma typically has on average a short life expectancy that is measured in months. The American Cancer Society estimates there will be more than 76,000 new cases of melanoma and over 9,000 melanoma deaths in the United States in 2013.

About MEK, Selumetinib and MEK162
MEK is a key protein kinase in the RAS/RAF/MEK/ERK pathway, which signals cancer cell proliferation and survival. MEK has been shown to be frequently activated in cancers, such as non-small cell lung, colorectal, melanoma, ovarian and thyroid, which have mutations in the RAS and RAF pathway. Selumetinib and MEK162 are each a potent, selective, inhibitor of MEK1/2 in development for a broad range of cancers.

About Array BioPharma
Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer. Array is evolving into a late-stage development company and currently expects significant progress toward generating data to support our upcoming Phase 3 / pivotal trial decisions. Novartis expects to begin Phase 3 trials evaluating Array-invented MEK162 in NRAS-mutant melanoma and in BRAF-mutant melanoma in 2013. In addition, Array will begin a Phase 3 trial evaluating MEK162 in low-grade serous ovarian cancer under the license agreement with Novartis in 2013. AstraZeneca began a pivotal trial with selumetinib (an Array-invented drug) in thyroid cancer in May 2013 and expects to begin a Phase 3 trial in non-small cell lung cancer during the second half of 2013. Three other Array-invented drugs are also approaching Phase 3 or pivotal trial decisions which are expected by the end of 2013. These include Array's wholly-owned drugs, ARRY-520 and ARRY-614, and one partnered program, danoprevir (with InterMune/Roche). For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the timing of completion or initiation of further trials involving MEK162 and selumetnib, the potential for the results of ongoing clinical trials to support regulatory approval or the marketing success of MEK162 and selumetinib, and future plans to progress and develop MEK162 and selumetinib. These statements involve significant risks and uncertainties, including those discussed in the most recent annual report filed on form 10-K, quarterly reports filed on Form 10-Q, and other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect current expectations concerning future events, actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, the ability of Novartis and AstraZeneca to continue to fund and successfully progress research and development efforts with respect to MEK162 and selumetinib; risks associated with dependence on collaborators for the clinical development and commercialization of out-licensed drug candidates, including MEK162 and selumetinib; the ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; and risks associated with dependence on third-party service providers to successfully conduct clinical trials within and outside the United States. Array is providing this information as of June 3, 2013 and undertakes no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

CONTACT:	Tricia Haugeto
Array BioPharma Inc
303-386-1193
thaugeto@arraybiopharma.com